Exhibit 99.1

FTI Consulting, Inc.

777 South Flagler Drive

West Palm Beach, Florida 33401

(561) 515-1900

FOR FURTHER INFORMATION:

AT FTI CONSULTING:	AT FD:
Jack Dunn, President & CEO	Investors: Gordon McCoun
(561) 515-1900	Media: Andy Maas
(212) 850-5600

FOR IMMEDIATE RELEASE

FTI CONSULTING, INC. REPORTS FIRST QUARTER RESULTS

• Revenues Increase 13% to All-Time High $347.8 Million

• Net Income of $31.7 Million, Diluted EPS of $0.60, and EBITDA of $74.0 Million; All First Quarter Records

West Palm Beach, FL, April 29, 2009 — FTI Consulting (NYSE: FCN), the global business advisory firm dedicated to helping organizations protect and enhance their enterprise value, today reported its financial results for the first quarter ended March 31, 2009.

First Quarter Results

Revenues for the first quarter of 2009 were $347.8 million, an all-time record for the Company and an increase of 13.3% over revenues of $307.1 million in the prior year period. Net income for the first quarter of 2009 was $31.7 million, compared to net income of $30.7 million in the prior year period. Diluted earnings per common share were $0.60, compared to $0.58 in the prior year period. EBITDA, as defined below, was $74.0 million, or 21.3% of revenues, compared to $68.0 million, or 22.2% of revenues, in the prior year period. Net income, diluted earnings per share, and EBITDA were all records for a first quarter.

Commenting on the quarter, Jack Dunn, FTI’s president and chief executive officer, said, “Activity in the first quarter was very strong as expected. The chaos and inertia that reigned during much of the second half of last year began to give way to the need for businesses, financial institutions, and governments around the globe to take action in the face of the greatest financial crisis since the Great Depression. Based on our exceptional people, the breadth of our services, and reach of our geographical footprint, in many cases FTI was the provider of choice to help them, generating record results for our company.

“Our growth in the quarter was led by continuing unprecedented levels of restructuring activity. The rapid rate of new case openings has continued unabated through the first quarter and up to the present, as we opened 214 new matters in the first quarter alone. While the headlines were dominated by the automotive, retail, and financial industries, no sector was immune, as we saw

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significant activity across the board, including the construction, media, telecom, leisure, gaming, and, more recently, healthcare and commercial real estate sectors. In addition to the private sector, we saw sovereign governments engage our services as they sought to deal with their countries’ rapidly deteriorating financial conditions.

“On the investigations and enforcement side, as we have noted, calls for investigation, enforcement, and regulation began to grow in volume and intensity. Again, the depth of our experience and expertise, from technology to investigation, to analysis, to communication, together with our global platform, differentiated our company, again making FTI the right choice to assist in many of these matters—including some of the largest and highest profile investigations of all time. If this cycle runs true to form, we would expect this activism to result in increasing dispute, enforcement, regulatory, and litigation activity later in the year and into the future, with a positive effect on all of our segments.

“This quarter continues to illustrate FTI’s growing leadership in our industry and demonstrates that FTI’s model is built to perform well in both up cycles and down cycles. Our cash position is strong, and we intend to continue aggressively investing in our brand and funding research efforts that are intended to further enhance our leading electronic discovery capabilities. More importantly, we intend to use the strength and breadth of our practices and our strong financial condition to attract the best professionals to FTI at a time when many other firms are financially weakened or strategically challenged.”

First Quarter Business Segment Results

Corporate Finance/Restructuring

Revenues in the Corporate Finance/Restructuring segment increased to $127.5 million from $79.3 million in the prior year period. First quarter revenues benefited from organic growth of 37.9%, supplemented by the contributions of our acquisitions of SMG, CXO and our Toronto-based restructuring practice during the last 12 months. Segment EBITDA increased 85.8% to $40.7 million, or 31.9% of segment revenues, compared to $21.9 million, or 27.6% of segment revenues, in the prior year period. The segment continues to rapidly expand its international footprint and business. The London-based European practice grew 86% year over year and our recently initiated Canadian and Latin American operations also contributed to the segment’s growth.

Forensic and Litigation Consulting

Revenues in the Forensic and Litigation Consulting segment increased 10.9% to $66.9 million from $60.3 million in the prior year period. Acquisitions contributed $6.3 million of this growth. More importantly, as anticipated, segment revenues grew 14.1% sequentially, as activity began to increase compared to the lower levels typical of election years. Segment EBITDA increased 7.2% to $15.7 million, or 23.5% of segment revenues, compared to $14.7 million, or 24.3% of segment revenues, in the prior year period. The segment’s utilization also increased primarily due to its retention in the investigations of several large, global fraud cases.

Technology

Revenues in the Technology segment were $55.8 million compared to record results in the first quarter in 2008 of $56.5 million. Segment revenues grew 7% sequentially from the reduced activity experienced during the fourth quarter of last year. Acquisitions contributed $4.6 million to segment revenues in the first quarter. Segment EBITDA was $19.3 million, or 34.6% of segment revenues, compared to $23.3 million, or 41.3% of segment revenues, in the prior year period.

EBITDA grew 41% sequentially from the prior quarter. The integration of the Ringtail and Attenex technology platforms has proceeded according to plan, and product introductions have been well received by the Company’s customers and partners.

Economic Consulting

Revenues in the Economic Consulting segment were $54.8 million compared to a record $56.4 million in the prior year period. Segment EBITDA was $10.3 million, or 18.8% of segment revenues, compared to $13.3 million, or 23.6% of segment revenues, in the prior year period. The year over year EBITDA performance reflects significant investment in building out the segment domestically and overseas. This included the initial hiring of 26 revenue producing professionals including three big name economists in the U.S. and Europe, increased investments in infrastructure to support the segment’s geographic expansion and higher expenses for branding and marketing in Europe to accelerate its entry into that market. New engagements booked in the first quarter coupled with the anticipated contribution from new hires once they have settled into the business are expected to fuel the growth of this segment over the remainder of this year.

Strategic Communications

Revenues in the Strategic Communications segment were $42.8 million, of which acquisitions contributed $3.9 million, compared to $54.6 million in the prior year period. Segment EBITDA was $5.8 million, or 13.6% of segment revenues, compared to $12.7 million, or 23.2% of revenues, in the prior year period. Weakness in foreign currencies relative to a year ago reduced revenues by $7.5 million and EBITDA by $2.2 million. Also included in segment results were non-recurring severance charges of $1.6 million related to steps taken to adjust to current market conditions, which are expected to result in ongoing savings of approximately $7.0 million annually commencing in the second quarter. Strategic Communications worked on a series of large financial crisis management projects but continued to be impacted by significantly reduced levels of capital markets activity compared to the same period last year, and reductions in retained fees as clients seek to manage costs in this recessionary environment, as well as the impact of the stronger U.S. Dollar.

First Quarter Conference Call

FTI will hold a conference call for analysts and investors to discuss first quarter financial results at 8:30 a.m. Eastern time on Wednesday, April 29, 2009. The call can be accessed live and will be available for replay over the Internet for 90 days by logging onto the Company’s website, www.fticonsulting.com.

About FTI Consulting

FTI Consulting, Inc. is a global business advisory firm dedicated to helping organizations protect and enhance enterprise value in an increasingly complex legal, regulatory and economic environment. With more than 3,500 employees located in most major business centers in the world, we work closely with clients every day to anticipate, illuminate, and overcome complex business challenges in areas such as investigations, litigation, mergers and acquisitions, regulatory issues, strategic communications and restructuring. More information can be found at www.fticonsulting.com.

Use of Non-GAAP Measure

Note: We define EBITDA as operating income before depreciation and amortization of intangible assets plus non-operating litigation settlements. We use EBITDA in evaluating financial performance. Although EBITDA is not a measure of financial condition or performance determined in accordance with GAAP we believe that it can be a useful operating performance measure for evaluating our results of operation as compared from period to period and as compared to our competitors. EBITDA is a common alternative measure of operating performance used by investors, financial analysts and rating agencies to value and compare the financial performance of companies in our industry. We use EBITDA to evaluate and compare the operating performance of our segments and it is one of the primary measures used to determine employee bonuses. We also use EBITDA to value the businesses we acquire or anticipate acquiring. Reconciliations of EBITDA to Net Income and Segment EBITDA to segment operating profit are included in the accompanying tables to today’s press release. EBITDA is not defined in the same manner by all companies and may not be comparable to other similarly titled measures of other companies unless the definition is the same. This non-GAAP measure should be considered in addition to, but not as a substitute for or superior to, the information contained in our statements of income.

Safe Harbor Statement

This press release includes “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 that involve uncertainties and risks. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenues, future results and performance, expectations, plans or intentions relating to acquisitions and other matters, business trends and other information that is not historical, including statements regarding estimates of our future financial results. When used in this press release, words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, estimates of our future financial results, are based upon our expectations at the time we make them and various assumptions. Our expectations, beliefs and projections are expressed in good faith, and we believe there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs and projections will result or be achieved or that actual results will not differ from expectations. The Company has experienced fluctuating revenues, operating income and cash flow in some prior periods and expects this will occur from time to time in the future. The Company’s actual results may differ from our expectations. Further, preliminary results are subject to normal year-end adjustments. Other factors that could cause such differences include the current global financial crisis, a continuing deterioration of global economic conditions, the crisis in and deterioration of the financial and real estate markets, the pace and timing of the consummation and integration of past and future acquisitions, the Company’s ability to realize cost savings and efficiencies, competitive and general economic conditions, retention of staff and clients and other risks described under the heading “Item 1A. Risk Factors” in the Company’s most recent Form 10-K and in the Company’s other filings with the Securities and Exchange Commission. We are under no duty to update any of the forward-looking statements to conform such statements to actual results or events and do not intend to do so.

FINANCIAL TABLES FOLLOW

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

FOR THE THREE MONTHS ENDED MARCH 31, 2009 AND 2008

(in thousands, except per share data)

	Three Months Ended March 31,
	2009	2008 (1)
	(unaudited)
Revenues	$347,846	$307,102

Operating expenses
Direct cost of revenues	192,412	172,521
Selling, general and administrative expense	88,753	72,572
Amortization of other intangible assets	6,050	2,898

	287,215	247,991

Operating income	60,631	59,111

Other income (expense)
Interest income and other	2,053	3,311
Interest expense	(11,013)	(11,599)
Litigation settlement gains (losses), net	250	(1)

	(8,710)	(8,289)

Income before income tax provision	51,921	50,822

Income tax provision	20,249	20,122

Net income	$31,672	$30,700

Earnings per common share—basic	$0.63	$0.64

Weighted average common shares outstanding—basic	50,171	48,325

Earnings per common share—diluted	$0.60	$0.58

Weighted average common shares outstanding—diluted	52,979	52,717

(1)

As of January 1, 2009 we adopted FSP APB 14-1, “Accounting for Convertible Debt Instruments that May be Settled in Cash Upon Conversion (Including Partial Cash Settlement)” (FSP APB 14-1) which addresses the accounting for convertible debt instruments that may be settled in cash upon conversion. Our 3 3/ 4% Convertible Senior Notes due 2012 issued in August 2005 are subject to FSP APB 14-1. The adoption of FSP APB 14-1 requires retrospective application of its effects to all previous years. The adoption of FSP APB 14-1 resulted in a $1.0 million increase in interest expense, a $0.4 decrease in income tax provision, a $0.6 million decrease in net income and a $.01 decrease in basic and fully diluted earnings per share for the quarter ended March 31, 2008 as compared to the amounts previously reported.

FTI CONSULTING, INC.

OPERATING RESULTS BY BUSINESS SEGMENT

(Unaudited)

	Revenues	EBITDA (1)	Margin	Utilization (2)	Average Billable Rate (2)	Revenue- Generating Headcount

	(in thousands)
Three Months Ended March 31, 2009
Corporate Finance/Restructuring	$127,542	$40,721	31.9%	83%	$426	715
Forensic and Litigation Consulting	66,850	15,713	23.5%	77%	$337	624
Strategic Communications	42,771	5,796	13.6%	N/M	N/M	566
Technology	55,847	19,326	34.6%	N/M	N/M	337
Economic Consulting	54,836	10,319	18.8%	78%	$454	275

	$347,846	91,875	26.4%	N/M	N/M	2,517

Corporate		(17,912)

EBITDA (1)		$73,963	21.3%

Three Months Ended March 31, 2008
Corporate Finance/Restructuring	$79,283	$21,910	27.6%	83%	$440	427
Forensic and Litigation Consulting	60,255	14,656	24.3%	75%	$334	597
Strategic Communications	54,614	12,679	23.2%	N/M	N/M	571
Technology	56,535	23,322	41.3%	N/M	N/M	375
Economic Consulting	56,415	13,316	23.6%	90%	$442	234

	$307,102	85,883	28.0%	N/M	N/M	2,204

Corporate		(17,849)

EBITDA (1)		$68,034	22.2%

(1)	We define EBITDA as operating income before depreciation and amortization of intangible assets plus non-operating litigation settlements. Although EBITDA is not a measure of financial condition or performance determined in accordance with generally accepted accounting principles (GAAP), we believe that it can be a useful operating performance measure for evaluating our results of operations as compared from period to period and as compared to our competitors. EBITDA is a common alternative measure of operating performance used by investors, financial analysts and credit rating agencies to value and compare the financial performance of companies in our industry. We use EBITDA to evaluate and compare the operating performance of our segments and it is one of the primary measures used to determine employee bonuses. We also use EBITDA to value the businesses we acquire or anticipate acquiring. EBITDA is not defined in the same manner by all companies and may not be comparable to other similarly titled measure
(2)	The majority of the Technology and Strategic Communications segments’ revenues are not generated on an hourly basis. Accordingly, utilization and average billable rate metrics are not presented as they are not meaningful. Utilization where presented is based on a 2,032 hour year.

RECONCILIATION OF OPERATING INCOME AND NET INCOME TO EARNINGS BEFORE

INTEREST, TAXES, DEPRECIATION AND AMORTIZATION

(Unaudited)

	Corporate Finance / Restructuring	Forensic and Litigation Consulting	Strategic Communications	Technology	Economic Consulting	Corp HQ	Total
Three Months Ended March 31, 2009

Net income							$31,672
Interest income and other							(2,053)
Interest expense							11,013
Litigation settlement losses							(250)
Income tax provision							20,249

Operating income	$38,375	$14,458	$3,876	$14,306	$9,367	$(19,751)	60,631
Depreciation	764	571	752	2,949	407	1,589	7,032
Amortization of other intangible assets	1,582	684	1,168	2,071	545	—	6,050
Litigation settlement gains	—	—	—	—	—	250	250

EBITDA (1)	40,721	15,713	5,796	19,326	10,319	(17,912)	73,963

Three Months Ended March 31, 2008 (2)

Net income							$30,700
Interest income and other							(3,311)
Interest expense							11,599
Litigation settlement losses							1
Income tax provision							20,122

Operating income	$21,349	$13,519	$10,806	$20,417	$12,263	$(19,243)	59,111
Depreciation	521	624	662	2,342	483	1,394	6,026
Amortization of other intangible assets	40	513	1,212	563	570	—	2,898
Litigation settlement losses	—	—	(1)	—	—	—	(1)

EBITDA (1)	21,910	14,656	12,679	23,322	13,316	(17,849)	68,034

(1)	We define EBITDA as operating income before depreciation and amortization of intangible assets plus non-operating litigation settlements. Although EBITDA is not a measure of financial condition or performance determined in accordance with generally accepted accounting principles (GAAP), we believe that it can be a useful operating performance measure for evaluating our results of operations as compared from period to period and as compared to our competitors. EBITDA is a common alternative measure of operating performance used by investors, financial analysts and credit rating agencies to value and compare the financial performance of companies in our industry. We use EBITDA to evaluate and compare the operating performance of our segments and it is one of the primary measures used to determine employee bonuses. We also use EBITDA to value the businesses we acquire or anticipate acquiring. EBITDA is not defined in the same manner by all companies and may not be comparable to other similarly titled measures of other companies unless the definition is the same. This non-GAAP measure should be considered in addition to, but not as a substitute for or superior to, the information contained in our statements of income.
(2)

As of January 1, 2009 we adopted FSP No. APB 14-1, “Accounting for Convertible Debt Instruments that May be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (FSP APB 14-1) which addresses the accounting for convertible debt that may be settled in cash upon conversion. Our 3 3/4% Convertible Senior Subordinated Notes due 2012 issued in August 2005 are subject to FSP APB 14-1. The adoption of FSP APB 14-1 requires retrospective application of its effects to all previous years. The adoption of FSP APB 14-1 resulted in a $1.0 million increase in interest expense, a $0.4 million decrease in income tax provision, and a $0.6 million decrease in net income for the quarter ended March 31, 2008 as compared to the amounts previously reported.

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2009 AND 2008

(in thousands)

	Three Months Ended March 31,
	2009	2008 (1)
	(unaudited)
Operating activities
Net income	$31,672	$30,700
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	7,032	6,026
Amortization of other intangible assets	6,050	2,898
Provision for doubtful accounts	6,788	4,546
Non-cash share-based compensation	6,445	6,706
Excess tax benefits from share-based compensation	(185)	(2,642)
Non-cash interest expense	1,854	1,749
Other	62	(184)
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable, billed and unbilled	(41,148)	(59,084)
Notes receivable	(3,836)	1,655
Prepaid expenses and other assets	943	(1,974)
Accounts payable, accrued expenses and other	(2,896)	1,006
Income taxes	9,614	17,395
Accrued compensation	(28,403)	(18,077)
Billings in excess of services provided	(2,526)	(830)

Net cash (used in) operating activities	(8,534)	(10,110)

Investing activities

Payments for acquisition of businesses, including contingent payments and acquisition costs, net of cash received	(25,742)	(93,636)
Purchases of property and equipment	(4,459)	(7,525)
Other	173	(27,371)

Net cash (used in) investing activities	(30,028)	(128,532)

Financing activities
Borrowings under revolving line of credit	—	—
Payments of revolving line of credit	—	—
Payments of long-term debt and capital lease obligations	(322)	(6,335)
Issuance of common stock under equity compensation plans	5,930	8,582
Excess tax benefit from share based compensation	185	2,642

Net cash provided by financing activities	5,793	4,889

Effect of exchange rate changes and fair value adjustments on cash and cash equivalents	(1,378)	358

Net decrease in cash and cash equivalents	(34,147)	(133,395)
Cash and cash equivalents, beginning of period	191,842	360,463

Cash and cash equivalents, end of period	$157,695	$227,068

(1)

As of January 1, 2009 we adopted FSP APB 14-1, “Accounting for Convertible Debt Instruments that May be Settled in Cash Upon Conversion (Including Partial Cash Settlement)” (FSP APB 14-1) which addresses the accounting for convertible debt instruments that may be settled in cash upon conversion. Our 3 3/ 4% Convertible Senior Notes due 2012 issued in August 2005 are subject to FSP APB 14-1. The adoption of FSP APB 14-1 requires retrospective application of its effects to all previous years.

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF MARCH 31, 2009 AND DECEMBER 31, 2008

(in thousands, except per share amounts)

	March 31, 2009	December 31, 2008(1)
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$157,695	$191,842
Accounts Receivable
Billed	255,071	237,009
Unbilled	127,241	98,340
Allowance for doubtful accounts and unbilled services	(58,641)	(45,309)

	323,671	290,040
Notes receivable	17,043	15,145
Prepaid expenses and other current assets	27,647	31,055
Deferred income taxes	24,372	24,372

Total current assets	550,428	552,454

Property and equipment, net	76,265	78,575
Goodwill	1,143,689	1,151,388
Other intangible assets, net	184,137	189,304
Notes receivable, net of current portion	58,176	56,500
Other assets	58,515	59,349

Total assets	$2,071,210	$2,087,570

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable, accrued expenses and other	$67,869	$109,036
Accrued compensation	97,654	133,103
Current portion of long-term debt and capital lease obligations	146,331	132,915
Billings in excess of services provided	28,267	30,872

Total current liabilities	340,121	405,926

Long-term debt and capital lease obligations, net of current portion	418,572	418,592
Deferred income taxes	88,067	83,777
Other liabilities	47,722	45,037

Total liabilities	894,482	953,332

Stockholders’ equity
Preferred stock, $0.01 par value; 5,000 shares authorized, none outstanding	—	—
Common stock, $0.01 par value; 75,000 shares authorized; 75,000 shares issued and outstanding — 51,326 (2009) and 50,934 (2008)	513	509
Additional paid-in capital	752,059	735,180
Retained earnings	510,554	478,882
Accumulated other comprehensive income	(86,398)	(80,333)

Total stockholders’ equity	1,176,728	1,134,238

Total liabilities and stockholders’ equity	$2,071,210	$2,087,570

(1)

As of January 1, 2009 we adopted FSP APB 14-1, “Accounting for Convertible Debt Instruments that May be Settled in Cash Upon Conversion (Including Partial Cash Settlement)” (FSP APB 14-1) which addresses the accounting for convertible debt instruments that may be settled in cash upon conversion. Our 3 3/ 4% Convertible Senior Notes due 2012 issued in August 2005 are subject to FSP APB 14-1. The adoption of FSP APB 14-1 requires retrospective application of its effects to all previous years. The adoption of this FSP resulted in a $0.6 million decrease in other assets, a $18.0 decrease in the current portion of long-term debt, a $7.0 million increase in deferred income taxes, an $18.0 million increase in additional paid in capital and a $7.6 million decrease in retained earnings from the amounts previously reported at December 31, 2008.